March 17, 2015

Dear Fellow Stockholder,
On behalf of the employees and board of directors of Signature Office REIT, Inc. (“Signature” or the “Company”), it is my pleasure to provide you with an update regarding the Company’s performance during the past year and a look forward to where we are headed in 2015. A more detailed review of our financial and operating information for the past year, as well as an in-depth discussion and analysis of our financial condition going forward, is available in our 2014 Annual Report on Form 10-K, which we filed with the Securities and Exchange Commission on March 6, 2015 and can be found on our website at www.signaturereit.com.
Highlights of 2014
2014 was a significant year for the Company, beginning with our successful transition to self-management in January and culminating with the announcement in November that the Company had reached an agreement to merge with Griffin Capital Essential Asset REIT, Inc. (“GCEAR”). Under the leadership and direction of our independent board and dedicated management team, we delivered on our key operating objectives in 2014 and pursued key leasing opportunities, including:

•	Completed our transition to self-management resulting in general and administrative cost savings of 14% compared to the fees and expenses paid for external management in 2013.

•	Increased net income to $0.30 per share from a net loss of $0.05 per share in 2013.

•	Maintained our low leverage profile and reduced outstanding debt by $11.4 million, or 7%, such that our debt-to-real-asset ratio as of December 31, 2014 was 27%.

•	Paid quarterly distributions at an annualized distribution rate of $1.50 per share, or a 6% annual yield on an original $25 per share investment price.

•	Expanded and extended to 2027 our lease with Lundbeck, a major tenant, for its US headquarters at our Four Parkway North building in Deerfield, Illinois.

•	Repositioned the tenancy at our Royal Ridge V building in Irving, Texas by negotiating a 10-year lease for the entire building with NEC America for its US headquarters.
What’s Ahead in 2015
Stand-Alone Operations
Although our results of operations and strategic leasing efforts reflect a successful 2014, we expect 2015 will present certain challenges. In particular, we anticipate a reduction in operating cash flows due to significant vacancies at certain of our properties as a result of early lease terminations. The early lease terminations will reduce our rental income in 2015 and increase capital expenditures and interest expense as we make improvements to the properties in connection with re-leasing the space. Therefore, we expect that our net income and net income per share in 2015 will decrease from 2014. With these challenges in mind, our board evaluated various potential strategic alternatives during 2014, and in consultation with the Company’s senior management and legal, business and financial advisors, determined that entering into a merger agreement with GCEAR was in the best interest of stockholders and the Company.

PO Box 219536, Kansas City, MO 64121-9536 | 855-328-0109 | www.signaturereit.com

Merger with Griffin Capital Essential Asset REIT
A special meeting of our stockholders will be held to consider the proposed merger with GCEAR.  A preliminary joint prospectus/proxy statement relating to the proposed merger has been filed with the SEC, and we and GCEAR are making progress toward the preparation of a definitive joint prospectus/proxy statement that will be mailed to every stockholder entitled to vote on the merger.  We encourage you to read the definitive joint prospectus/proxy statement carefully once it becomes available and to submit a proxy to vote your shares as promptly as possible in order to ensure your representation and to reduce the expenses of the proxy solicitation. The board unanimously recommends that you vote for the proposal to approve the merger with GCEAR, and as a fellow owner of Company common stock, I intend to vote my shares in favor of the merger and related proposals to be voted on at the special meeting.

As we move forward in 2015, we will continue to be guided by what is in the best interest of our stockholders and will work to complete the merger with GCEAR. Our first priority continues to be to act as good stewards of your investment, and all of us at Signature thank you for the privilege of serving you, our stockholders.

Sincerely,
Frank M. Bishop
Chairman of the Board of Directors
Signature Office REIT, Inc.

Cautionary Statement Concerning Forward-Looking Statements:

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding intent, belief or expectations of Signature and can be identified by the use of words such as “may,” “will,” “should,” “would,” “assume,” “outlook,” “seek,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” and other comparable terms. These forward-looking statements include, but are not limited to, statements regarding our operating results in 2015 and the proposed merger. These statements are based on current expectations, and actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the merger or failure to satisfy other conditions to completion of the merger; (3) the inability to complete the merger within the expected time period or at all, including due to the failure to obtain the approval of the Signature stockholders or the failure to satisfy other conditions to completion of the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger; (4) risks related to disruption of management's attention from the ongoing business operations due to the proposed merger; (5) the effect of the announcement of the merger on GCEAR’s or Signature's relationships with their respective customers, tenants, lenders, operating results and businesses generally; (6) the performance of the respective portfolios generally; (7) the ability to execute upon, and realize any benefits from, potential value creation opportunities through strategic transactions and relationships in the future or at all; (8) the ability to realize upon attractive investment opportunities; and (9) future cash available for distribution. Neither Signature nor GCEAR guarantees that the assumptions underlying such forward-looking statements are free from errors. Discussions of additional important factors and assumptions are contained in Signature’s and GCEAR’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including Item 1A. Risk Factors in each company’s Annual Report on Form 10-K for the year ended December 31, 2014. These risks, as well as other risks associated with the proposed merger, are more fully discussed in the joint proxy statement/prospectus that is included in the Registration Statement on Form S-4 that GCEAR has filed with the SEC in connection with the proposed merger. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, Signature does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find it:

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the federal securities laws. GCEAR and Signature have prepared and filed with the SEC a Registration Statement on Form S-4 containing a joint proxy statement/prospectus. WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED BY GCEAR AND SIGNATURE IN CONNECTION WITH THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GCEAR, SIGNATURE AND THE PROPOSED MERGER. INVESTORS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY. Investors will be able to obtain these materials and other documents filed with the SEC free of charge at the SEC’s website (http://www.sec.gov). In addition, these materials will also be available free of charge by accessing Signature’s website (http://www.signaturereit.com) or by accessing GCEAR website (http://www.griffincapital.com/griffin-capital-essential-asset-reit). Investors may also read and copy any reports, statements and other information filed by GCEAR or Signature with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Proxy Solicitation:

Information regarding Signature’s directors and executive officers is available in its proxy statement filed with the SEC by Signature on May 20, 2014 in connection with its 2014 annual meeting of stockholders, and information regarding GCEAR’s directors and executive officers is available in its proxy statement filed with the SEC by GCEAR on April 18, 2014 in connection with its 2014 annual meeting of stockholders, as well as the Registration Statement on Form S-4 filed with the SEC by GCEAR on February 3, 2015 in connection with the merger. Investors and security holders may obtain information regarding the interests of Signature and its executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger, contained in the Registration Statement on Form S-4 filed with the SEC by GCEAR on February 3, 2015.